Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
November 17, 2008	OTCBB: ELDO
Eldorado Artesian Springs Announces 17.3% Increase in Second Quarter Revenue
Organic Vitamin Charged Spring Water and New Supplier Agreement With Nation’s Largest Retailer Are Primary Growth Drivers
Louisville, Colorado, November 17, 2008 — Eldorado Artesian Springs, Inc. (OTCBB: ELDO) today announced higher revenue for its fiscal second quarter and six-month period ended September 30, 2008.
Second quarter revenue increased 17.3% to $2.8 million from $2.4 million in the same quarter last year. The increase was attributable to two factors: One, the Company’s unique Organic Vitamin Charged Spring Water line, introduced in September 2007, continued to show strong momentum with sales gains of 280% over the first quarter of 2008. All six flavors of Organic Vitamin Charged Spring Water are now available in major regional retailers such as Whole Foods, Albertson’s, Vitamin Cottage, K&G (Jenny’s Markets), Kroger’s (King Soopers and City Markets), and many other retail outlets. Additionally, near the end of the second quarter the Company made its first shipment of Organic Vitamin Charged Spring Water outside of the Rocky Mountain region as part of a new distribution agreement with United Natural Foods in Northern California as a prelude to a full Western/Southwestern United States rollout.
The other key factor in the second quarter revenue increase was a new supplier agreement with America’s largest retailer under which Eldorado is now providing private label, one-gallon purified drinking water to the retailer’s Colorado distribution center that serves 90 of the chains regional locations. In addition to potential for further growth of the one-gallon product, Eldorado has the opportunity to leverage the relationship with additional product lines such as Organic Vitamin Charged Spring Water. Additionally, due to the new filtration equipment and water rights agreement put in place to service the new one-gallon customer, Eldorado has substantial excess capacity with which to pursue additional one-gallon business, either under private label or Eldorado branding.
The Company reported a net loss of $33,500 in the third quarter, which included $122,400 in non-cash depreciation and amortization, down from a net loss of $61,000, including $107,700 in non-cash depreciation and amortization, in the same quarter a year ago. Total operating expenses increased to $2.0 million from $1.8 million in the same quarter last year due to a combination of higher revenue and increased delivery and fuel costs as well as higher salary and insurance costs. However, operating expenses as a percent of revenue declined to 70% in the third quarter from 76% in the same quarter last year, contributing to positive income from operations of $26,000 versus an operating loss of $7,600 in the comparable quarter a year ago.

“We are very pleased with our double digit revenue gains, particularly in light of prevailing economic conditions,” said Doug Larson, president and CEO. “We are achieving excellent results with our Organic Vitamin Charged Spring Water. In addition, our introduction of a new one-gallon, private label product made a significant contribution to revenue and, perhaps more importantly, established a relationship for Eldorado with America’s largest retailer that we are hopeful will result in shelf space for our Organic Vitamin Charged Spring Water.
“Moving forward, we will remain focused on our strategic priorities of expanding our core operations, product lines and distribution using internally generated cash while maintaining our bottom line at or near breakeven on a cash basis,” Larson added. “We believe our expanded product mix, distribution agreements and available bottling capacity will allow us to increase revenue depending upon the severity of the economic downturn and be in a position to further accelerate sales once the economy begins to rebound.”
About Eldorado Artesian Springs, Inc.
Eldorado Artesian Springs, Inc. is a leading bottler, marketer, and distributor of natural spring water beverages in the Rocky Mountains. The Company’s growing product portfolio includes the nation’s only Organic Vitamin Charged Spring Water, which was recently introduced in six flavors and has generated strong market acceptance. The Company also markets five-gallon and three-gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors. Additionally, the Company markets its water in smaller, more convenient size packaging to retail food stores. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about the Company can be found at http://www.eldoradosprings.com.
Safe Harbor Statement
Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts:
Doug Larson
Chief Executive Officer
Eldorado Artesian Springs, Inc.
303-499-1316
doug@eldoradosprings.com
Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044
jay@pfeifferhigh.com

Statements of Operations

	Three months ended		Six months ended
	September 30,		September 30,
(Unaudited)	2008	2007	2008	2007
Revenues
Water and related	$2,734,821	$2,311,041	$4,909,871	$4,429,864
Resort operations	83,552	92,395	125,840	138,598

Net revenue	2,818,373	2,403,436	5,035,711	4,568,462

Cost of goods sold	817,616	585,836	1,339,312	1,032,083

Gross profit	2,000,757	1,817,600	3,696,399	3,536,379

Operating expenses
Salaries and related	1,034,506	946,127	2,005,828	1,845,908
Administrative and general	470,193	466,802	976,589	896,743
Delivery	262,771	213,765	501,336	413,736
Advertising and promotions	84,906	90,838	181,524	160,927
Depreciation and amortization	122,353	107,665	238,921	211,986

Total operating expenses	1,974,729	1,825,197	3,904,198	3,529,300

Operating income (loss)	26,028	(7,597)	(207,799)	7,079

Other income (expense)
Interest income	15,166	15,519	21,909	30,746
Interest expense	(92,429)	(87,944)	(181,885)	(172,863)

Total other expense	(77,263)	(72,425)	(159,976)	(142,117)

Net loss before provision for income taxes	(51,235)	(80,022)	(367,775)	(135,038)
Income tax benefit	17,700	19,000	127,700	25,000

Net loss	$(33,535)	$(61,022)	$(240,075)	$(110,038)

Basic loss per common share	$(0.01)	$(0.01)	$(0.04)	$(0.02)

Diluted loss per common share	$(0.01)	$(0.01)	$(0.04)	$(0.02)

Weighted average common shares outstanding, basic and dilutive	6,696,914	6,109,207	6,638,468	6,070,936

Balance Sheet

	September 30,	March 31,
	2008	2008
ASSETS
Current Assets
Cash	$241,949	$389,440
Accounts receivable — trade, net	1,202,837	893,660
Inventories	507,910	437,171
Prepaid expenses and other	49,102	107,144
Deferred tax asset	29,648	29,648

Total current assets	2,031,446	1,857,063

Non-current assets
Property, plant and equipment — net	4,437,420	4,177,350
Notes receivable — related party	330,208	318,138
Water rights — net	432,871	432,871
Deposits	140,447	135,785
Long-term deferred tax asset — net	163,646	35,944
Other — net	63,361	72,878

Total non-current assets	5,567,953	5,172,966

Total assets	$7,599,399	$7,030,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$791,358	$417,929
Accrued expenses	235,943	318,352
Customer deposits	87,310	80,530
Line of credit	215,000	—
Current portion of capital lease obligations	79,228	—
Current portion of long-term debt	82,938	56,748

Total current liabilities	1,491,777	873,559
Non-current liabilities
Capital lease obligations, less current portion	228,441	—
Long-term debt, less current portion	4,347,675	4,403,789
Deferred gain on the sale of real estate	178,822	178,822

Total non-current liabilities	4,754,938	4,582,611

Total liabilities	6,246,715	5,456,170

Stockholders’ equity
Preferred stock	—	—
Common stock	6,699	6,426
Additional paid-in capital	1,652,786	1,634,159
Accumulated deficit	(306,801)	(66,726)

Total stockholders’ equity	1,352,684	1,573,859

Total liabilities and stockholders’ equity	$7,599,399	$7,030,029